Exhibit 5.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEER

We hereby consent to the use and reference to our name and report evaluating a portion of Cenovus Energy Inc.’s (the “Corporation”) oil and gas reserves data, including estimates of proved reserves and probable reserves and related future net revenue as at December 31, 2016, estimated using forecast prices and costs, and the information derived from our reports, as described or incorporated by reference in the Corporation’s Registration Statement on Form F-10.

We also hereby consent to the use and reference to our report dated March 6, 2017 for the Corporation evaluating 16% and 18% of the Assets’ (as defined in the material change report of the Corporation dated April 5, 2017) proved and proved plus probable reserves, respectively, of bitumen, heavy oil, light and medium oil, natural gas liquids, natural gas, and coal bed methane as at December 31, 2016, as described or incorporated by reference in the Corporation’s Registration Statement on Form F-10.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ Patrick Olenick
Patrick Olenick, P.Eng
Manager, Engineering

Calgary, Alberta

October 10, 2017

4100, 400 - 3rd Ave SW Calgary, AB, Canada T2P 4H2 | tel 403-266-9500 | gljpc.com